EXHIBIT 1



                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                MULLER MEDIA INC.

                       BUSINESS TRANSLATION SERVICES INC.

                                       and

                           DCI TELECOMMUNICATIONS INC.




                                November 12, 2001










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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 12, 2001 (the "Closing Date"), is by and among Muller Media Inc, a New York corporation and a wholly owned subsidiary of Parent (the "Company"), Business Translation Services Inc, a Nevada corporation and a majority-owned subsidiary of Parent ("Merger Sub") and DCI Telecommunications Inc, a Colorado corporation ("Parent").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved this Agreement and the merger of Company with and into the Merger Sub (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code; and

         WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I.

                The Merger; Closing; Effective Time; Designation
                ------------------------------------------------

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the effective time (as defined in Section 1.3), Company shall be merged with and into the Merger Sub and the separate corporate existence of Company shall thereupon cease. The Merger Sub shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Nevada, and the separate corporate existence of the Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company shall vest in the Surviving Corporation and all of the debts, obligations and liabilities of the Company shall become debts, obligations and liabilities of the Surviving Corporation.

         1.2 Closing. The closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement, at such place as the parties may agree.

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         1.3 Effective Time. On the Closing Date, the parties will cause the
Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of Sate of Nevada. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Nevada or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with applicable law (the "Effective Time").

                                  ARTICLE II.

      Certificate of Incorporation and Bylaws of the Surviving Corporation
      --------------------------------------------------------------------

         2.1 The Certificate of Incorporation. The certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until thereafter amended as provided therein or by applicable law.

         2.2 The Bylaws. The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III.

                       Officers, Directors and Management
                       ----------------------------------

         3.1 Directors of Surviving Corporation. The directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

         3.2 Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                                  ARTICLE IV.

         Effect of the Merger on Capital Stock; Exchange of Certificates
         ---------------------------------------------------------------

         4.1 Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Merger Sub, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

             (a) Cancellation of Company Shares. At the Effective Time, each share of common stock, no par value per share, of the Company (each a "Company Share" and together the "Company Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefore and shall cease to exist. After the Effective Time, there shall be no transfers on the

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stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

(b) Shares of Merger Sub. At the Effective Time, each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be not be converted but shall remain outstanding as one share of the Surviving Corporation.

                                   ARTICLE V.

                  Representations and Warranties of the Company
                  ---------------------------------------------

         The Company hereby represents and warrants to Parent and Merger Sub that:

         5.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse Effect (as defined below) on it. The Company has made available to Parent and Merger Sub a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect.

         The term "Subsidiary" means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having, by their terms, ordinary voting power to elect at least a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned by such party.

         The term "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, assets and liabilities (taken together), business or prospects of such Person and its Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall exclude any effect resulting from or related to changes or developments involving (1) a prospective change arising out of any proposed or adopted legislation, or any other proposal or enactment by any governmental, regulatory or administrative authority, (2) general conditions applicable to the global economy, including changes in interest rates, (3) conditions or effects resulting from the announcement of the existence or terms of this Agreement or (4) conditions affecting the global film distribution industry, in each case taken as a whole.

         5.2 Capital Structure. The authorized capital stock of the Company consists of 100 Company Shares, of which 100 Company Shares were issued and outstanding and no Company Shares were held in treasury as of the close of business on the Closing Date. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than Company Shares subject to issuance as set forth below,

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the Company has no Company Shares or other shares of capital stock reserved for or otherwise subject to issuance. As of the Closing Date, there were no Company Shares that the Company was obligated to issue pursuant to the Company's stock plans (collectively the "Company Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of the Company's "Significant Subsidiaries" (as defined in Rule 1-02.(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any Subsidiaries that if aggregated would together constitute a Significant Subsidiary) is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. No Company Shares are held by a Subsidiary of the Company.

         5.3 Corporate Authority and Approval. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Board of Directors of the Company and the holders of the Company Shares, both as required by applicable law, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         5.4 Government Filings; No Violations.

             (a) No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

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             (b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries or any entity in which it has an equity interest of 20% or more (collectively, with Subsidiaries, "Significant Investees"), (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or the assets of any of its Significant Investees (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Significant Investees or any Law or governmental or non-governmental permit or license to which it or any of its Significant Investees is subject or (C) any change in the rights or obligations of any party under any Contracts to which the Company or its Significant Investees are a party, except, in the case of clauses (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. There are no Contracts of the Company and its Significant Investees pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, other than those where the failure to obtain such consents or waivers is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

         5.5 Financial Statements. The Company has delivered to the Parent and the Merger Sub true and correct copies of the following financial statements of Company and its Significant Investees (the "Company Financial Statements"), all as of March 31, 2001 (the "Audit Date"): (i) a balance sheet, (ii) a statement of income and (iii) a statement of cash flows. The Company Financial Statements fairly and accurately represent the consolidated financial position of the Company and its Subsidiaries as of the Audit Date and the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Company and its Significant Investees for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

         5.6 Absence of Certain Changes. Since the Audit Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any change in the financial condition, liabilities and assets (taken together), prospects, business or results of operations of it and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely,

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individually or in the aggregate, to have a Material Adverse Effect on it; (iii)
any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock; or (iv) any change by it in accounting principles, practices or methods, except as required by GAAP. Since the Audit Date, there has not been any increase in the salary, wage, bonus, grants, awards, benefits or other compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or key employees or any amendment of any of its Compensation and Benefit Plans (as defined in Section 5.8(a)) other than increases or amendments in the normal and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of new individual compensation and benefits for promoted or newly hired officers and employees on terms consistent with past practice).

         5.7 Litigation and Liabilities. Except as set forth in Schedule 5.7, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against the Company or any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 5.10), or any other facts or circumstances, in either such case, of which its executive officers have actual knowledge and that are reasonably likely to result in any claims against or obligations or liabilities of the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

         5.8 Employee Benefits.

             (a) Except as set forth in Schedule 5.8, none of the Company nor any ERISA Affiliate (as defined below) maintains, is a party to, participates in or has any liability or contingent liability with respect to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, consulting, termination, severance, compensation, medical, health or fringe benefit plan, or other plan, program, agreement, policy or arrangement for any agents, consultants, employees, directors, former employees or former directors of the Company and or any ERISA Affiliate which does not constitute an employee benefit plan (which employee benefit plans and other plans, programs, agreements policies and arrangements are collectively referred to as the "Compensation and Benefit Plans"). A true and correct copy of each Compensation and Benefit Plan and, to the extent applicable, copies of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to any Compensation and Benefit Plans and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by the Company to Parent prior to the date of this Agreement. In the case of any Compensation and Benefit Plan which is not in written form, the Company has supplied to Parent an accurate description of such Compensation and Benefit Plan as in effect on the date of this

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Agreement. For purposes of this Agreement, the term "ERISA Affiliate" means any corporation or trade or business which, together with the Company, is a member of a controlled group of Persons or a group of trades or businesses under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

             (b) All Compensation and Benefit Plans are in substantial compliance with all requirements of applicable law, including the Code and ERISA, and no event has occurred which will or could cause any such Compensation and Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. There have been no acts or omissions by the Company or any ERISA Affiliate which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or ERISA Affiliate may be liable. Each of the Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA, other than a multiemployer plan (as defined in Section 3(37) of ERISA (each a "Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") which covers all changes in law for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and none of the Company nor any of its ERISA Affiliates is aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Company's executive officers, threatened material litigation relating to its Compensation and Benefit Plans (other than routine claims for benefits). Neither the Company nor any of the ERISA Affiliates has engaged in a transaction with respect to any of the Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject it or any of the ERISA Affiliates to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

             (c) As of the date of this Agreement, no liability under Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any Compensation and Benefit Plan. No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plans within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

             (d) All contributions required to be made under the terms of any of the Compensation and Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the Company Financial Statements. None of the Pension Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any ERISA Affiliate has provided, or is required to provide, security pursuant to Section 401(a)(29) of the Code, Title IV or ERISA.

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             (e) Under each of the Pension Plans as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

             (f) None of the Company nor any ERISA Affiliate have any obligations for post-termination health and life benefits under any of the Compensation and Benefit Plans, except as set forth in the Company Financial Statements or as required by applicable law.

             (g) The consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees or directors of the Company or any employees of any of the Company's ERISA Affiliates to severance pay, directly or indirectly, upon termination of employment or otherwise, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

             (h) None of the Compensation and Benefit Plans is a multiemployer plan and none of the Company or any of the ERISA Affiliates have contributed or been obligated to contribute to a multiemployer plan at any time since December 31, 1997.

         5.9 Compliance with Laws. Except as set forth in Schedule 5.9, the businesses of each of Company and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 5.9, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of its executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. To the actual knowledge of its executive officers, no material change is required in the Company's, or any of its Subsidiaries', processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of the

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Company and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

         5.10 Environmental Matters. Except as disclosed in Schedule 5.10, and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company: (i) each of it and its Subsidiaries has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any of its properties pursuant to any Environmental Law.

         The term "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property or notifications to government agencies or the public in connection with any Hazardous Substance.

         The term "Hazardous Substance" means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, electromagnetic fields, microwave transmission, radioactive materials or radon.

         5.11 Accounting and Tax Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor do its executive officers have any actual knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

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         5.12 Taxes. The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them at or before the Effective Time and all such filed Tax Returns are complete and accurate in all material respects. The Company and each of its Subsidiaries as of the Effective Time (x) will have paid all Taxes that they are required to pay prior to the Effective Time, and (y) will have withheld all federal, state and local income taxes and other Taxes required to be withheld from amounts owing to any employee, creditor or third party, except for such amounts that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. As of the date of this Agreement, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the actual knowledge of its executive officers, any unresolved questions, claims or outstanding proposed or assessed deficiencies concerning the Company or any of its Subsidiaries' Tax liability that are reasonably likely to have a Material Adverse Effect on it. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued in respect thereof that are reflected in the Company Financial Statements, except such excess liabilities as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax. No payments to be made to any of the officers and employees of it or its Subsidiaries will, as a result of consummation of the Merger, be subject to the deduction limitations under Section 280G of the Code.

         The term "Tax" (including, with correlative meaning, the terms "Taxes," and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions. The term "Tax Return" includes all federal, state, local and foreign returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         5.13 Labor Matters. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of its executive officers, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

                                  ARTICLE VI.

         Representations and Warranties of the Parent and the Merger Sub
         ---------------------------------------------------------------

         The Parent, on behalf of itself and Merger Sub, hereby represents and warrants to the Company that:

         6.1 Organization, Good Standing and Qualification. Each of the Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse Effect on it. The Parent has made available to the Company a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect.

         6.2 Capital Structure.

             (a) The authorized capital stock of Merger Sub consists of 20,000,000 shares of Common Stock, par value $.001 per share (the "Merger Sub Common Shares"), of which 12,200,750 shares were issued and outstanding as of the close of business on the Closing Date, and 5,000,000 shares of Preferred Stock, par value $.001 per share (the "Merger Sub Preferred Shares"), none of which were issued or outstanding as of the close of business on the Closing Date. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Schedule 6.2, there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any material business operations prior to the date of this Agreement and has no, and prior to the Effective Time will have no, material assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

         6.3 Corporate Authority and Approval. Parent and Merger Sub each has all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Parent Merger Shares, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable.

         6.4 Government Filings; No Violations.

             (a) No notices, reports or other filings are required to be made by the Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent from, any Governmental Entity, in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Parent or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

             (b) The execution, delivery and performance of this Agreement by the Parent do not, and the consummation by it of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in
(A) a breach or violation of, or a default under, its certificate of incorporation or bylaws or the comparable governing instruments of any of its Significant Investees, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Significant Investees (with or without notice, lapse of time or both) pursuant to, any Contract binding upon it or any of its Significant Investees or any Law or governmental or non-governmental permit or license to which it or any of its Significant Investees is subject or (C) any change in the rights or obligations of any party under any Contracts to which it or its Significant Investees are a party, except, in the case of clauses (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Schedule 6.4 sets forth a correct and complete list of Contracts of the Parent and its Significant Investees pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Parent or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

         6.5 Reports; Financial Statements. The Parent has made available to the Company each registration statement, report, proxy statement or information statement prepared by it since March 31, 1999, including its Annual Report on Form 10-K for the years ended March 31, 1999, March 31, 2000 and March 31, 2001 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date of this Agreement, its "Reports"). Since March 31, 1999, the Parent has made all filings required to be made by the Securities Act of 1933, as amended, and the Exchange Act. As of their respective dates, the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

         6.6 Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date of this Agreement or as expressly contemplated by this Agreement, since March 31, 2001 (the "Audit Date"), the Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any change in the financial condition, liabilities and assets (taken together), prospects, business or results of operations of the Parent and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Parent or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock, except publicly announced regular quarterly cash dividends on its common stock and dividends in capital stock of Parent; or (iv) any change by it in accounting principles, practices or methods, except as required by GAAP.

         6.7 Accounting and Tax Matters. As of the date of this Agreement, neither the Parent nor any of its Subsidiaries has taken or agreed to take any action, nor do its executive officers have any actual knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                                  ARTICLE VII.

                                    Covenants
                                    ---------

         7.1 Publicity. The initial press release with respect to the Merger shall be a joint press release. Thereafter, the Merger Sub and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any securities exchange.

         7.2 Benefit Obligations. Parent shall, and shall cause the Surviving Corporation to, honor, pursuant to their terms, all employee benefit obligations existing at the Closing Date to current and former employees under the Company Compensation and Benefit Plans.

         7.3 Expenses. All costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

         7.4 Further Assurances. The Parent, the Merger Sub and the Company shall execute and deliver, or cause to be executed and delivered, such further instruments and documents and take all such action, in each case as may be necessary or proper in the reasonable judgment of any of the parties to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

                                 ARTICLE VIII.

                            Miscellaneous and General
                            -------------------------

         8.1 Survival. Article II, Article III, Article IV, Article VII and this
Article VIII (other than Section 8.4 (Counterparts)) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

         8.2 Modification or Amendment. Subject to the provisions of the applicable law, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

         8.3 Waiver. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

         8.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         8.5 Governing Law and Venue; Waiver of Jury Trial.

             (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Nevada law without regard to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Nevada and of the United States of America located in Reno, Nevada (the "Nevada Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Nevada Courts), waive any objection to the laying of venue of any such litigation in the Nevada Courts and agree not to plead or claim in any Nevada Court that such litigation brought therein has been brought in an inconvenient forum.

             (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

         8.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile, provided that receipt of the fax is promptly confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

         If to Parent:

                           DCI Telecommunications Inc.
                           488 Schooleys Mountain Road
                           Hachettstown, New Jersey  07840
                           Attention:       Chief Executive Officer and General
                                            Counsel
                           Fax:             (908) 984 8236

         If to Merger Sub:

                           Business Translation Services Inc.
                           6462 City West Parkway, Suite 175
                           Eden Prairie, Minnesota 55344
                           Attention:       Chief Executive Officer
                           Fax:             (952) ___-____

         If to the Company:

                           Muller Media Inc.
                           11 East 47th Street
                           New York, NY
                           Attention:       Chief Executive Officer and General
                                            Counsel
                           Fax:             (212) 317 0102
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         8.7 Entire Agreement. This Agreement (including any schedules to this Agreement) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement. EACH PARTY TO THIS AGREEMENT AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

         8.8 No Third Party Beneficiaries. Except as provided in Section 7.2 (Benefits), this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

         8.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

         8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         8.11 Interpretation. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a schedule, such reference shall be to a schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         8.12 Captions. The Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

         8.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any assignment in contravention of the preceding sentence shall be null and void.

                                    * * * * *

         IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties to this Agreement and Plan of Merger as of the date first written above.



                                            DCI Telecommunications Inc.


                                            By:
                                                 -------------------------------
                                                 Name:
                                                 Title:







                                            Muller Media Inc.


                                            By:
                                                 -------------------------------
                                                 Name:
                                                 Title:







                                            Business Translation Services Inc.


                                            By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

                                    SCHEDULES
                                       to
                          AGREEMENT AND PLAN OF MERGER


Representations and Warranties of the Company
---------------------------------------------

Schedule 5.7  Litigation and Liabilities

         No exceptions

Schedule 5.8      Employee Benefits

         No exceptions

Schedule 5.9      Compliance with Laws

         No exceptions

Schedule 5.10     Environmental Matters

         No exceptions

Representations and Warranties of the Parent and the Merger Sub
---------------------------------------------------------------

Schedule 6.2  Capital Structure

         The Merger Sub has the following obligations to issue Common Stock of Merger Sub:

         (a) Convertible Promissory Note in original principal amount of $300,000, payable to VirtualFund.com, Inc.

         (b) Common Stock Purchase Warrant for 1,200,000 shares at an exercise price of $0.125 per share, issued to VirtualFund.com, Inc.

         (c) Common Stock Purchase Warrant for 1,100,000 shares at an exercise price of $0.025 per share, issued to Equity Securities Investments, Inc.

         (d) Commitment to issue 700,000 shares of Common Stock to Equity Securities Investments, Inc.

Schedule 6.4  Government Filings; No Violations

         Neither Parent nor any Significant Investee of Parent is a party to any Contract pursuant to which any consent or waiver is or may be required for the consummation of the transactions contemplated by the Agreement and Plan of Merger, other than those where the failure to oibtain such consents or waivers is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Parent or prevent or materially impair its ability to consummate the transactions contemplated by the Agreement and Plan of Merger.